Exhibit 5.1

September 26, 2006

Centennial Bank Holdings, Inc.

1331 Seventeenth Street, Suite 300

Denver, Colorado 80202

Ladies and Gentlemen:

I have acted as counsel to Centennial Bank Holdings, Inc. (the “Company”) in connection with the preparation of a Post-Effective Amendment No. 1 to Registration Statement on a Form S-8 (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission to register (1) $9,321,000 of deferred compensation obligations (the “Deferred Compensation Obligations”), which represent unsecured obligations of the Company to pay deferred compensation to eligible participants in the future in accordance with the terms of the Centennial Bank Holdings, Inc. Deferred Compensation Plan (the “Plan”) and (2) 600,000 shares of common stock, par value $.0001 per share, of the Company (the “Common Stock”) to be paid to eligible participants in the future in accordance with the terms of the Plan.

On the basis of such investigation as I deemed necessary, I am of the opinion that when the Post-Effective Amendment has become effective under the Act and the Deferred Compensation Obligations have been established pursuant to the terms of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (1) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, and (2) is subject to general principles of equity (regardless of whether such enforceability is considered a proceeding in equity or at law).  I am also of the opinion that the Common Stock is duly authorized and, when the Post-Effective Amendment has become effective under the Act, the Common Stock will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.  In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Zsolt K. Besskó

Zsolt K. Besskó

General Counsel